Exhibit 10.4

June 13, 2025

Sam Whiting, M.D., Ph.D.

Re: Separation Agreement

Dear Sam:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Tempest Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your employment termination date will be effective as of June 5, 2025 (the “Separation Date”). You understand and agree that you are not authorized to hold yourself out as being employed or affiliated with the Company in any way following the Separation Date.
2.
Final Payment. On the Separation Date, the Company will pay you all accrued wages earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments and benefits regardless of whether or not you sign this Agreement.
3.
Severance Benefits. Pursuant to your employment agreement dated July 7, 2021 with the Company (the “Employment Agreement”), the Company’s termination of your employment is not for Cause (as defined in the Employment Agreement). As such, if you: (i) timely sign this Agreement; (ii) allow it to become effective; (iii) remain available after your Separation Date to answer any questions from the Company regarding your previous job duties; and (iv) comply with your obligations under it, including the terms of the Proprietary Information and Inventions Agreement (collectively, the “Severance Preconditions”), then in full satisfaction of any obligations for the Company to provide you with severance benefits for a termination without Cause as set forth in your Employment Agreement, the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):
(a)
Severance Pay. The Company will pay you, as severance, the equivalent of nine (9) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance Pay”). The Severance Pay will be paid in a single lump sum on the Company’s first regular payroll date that is more than sixty (60) days or sooner following your Separation Date (provided that this Agreement is effective by that date).
(b)
Bonus Severance. The Company will pay you an amount equal to 100% of your target annual bonus for fiscal year 2025, prorated based on the number of days you were employed in 2025, subject to standard payroll deductions and withholdings (such amount, the “Bonus Severance”). The Bonus Severance will be paid in a single lump sum on the Company’s first regular payroll date that is more than sixty (60) days, or sooner, following your Separation Date (provided that this Agreement is effective by that date).

(c)
COBRA Benefits. You hereby agree that notwithstanding the terms of any other agreement, including the Employment Agreement, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. The Company shall not be obligated to provide any additional Severance Benefit under this Agreement to cover COBRA or other health insurance coverage premiums (including coverage for eligible dependents, if applicable).
4.
Change in Control Benefits. If a Change in Control occurs after the date of this Agreement such that your employment termination is within the Change in Control Period, as described in your Employment Agreement, then you will remain eligible to receive the Change in Control severance benefits set forth in Section 4(b)(ii) of the Employment Agreement (the “CIC Severance Benefits”), as modified herein. The amount of any CIC Severance Benefits is subject to reduction by the amount of any Severance Benefits already paid to you under this Agreement. Additionally, you and the Company mutually agree that the Board of Directors of the Company may reduce the amount of the CIC Severance Benefits to be paid to you if the Board determines, in its good faith discretion, that such reduction is necessary based on the Company’s cash on hand upon the closing of a Change in Control or such other factors as determined by the Board. Receipt of any CIC Severance Benefits is also subject to you timely executing and non-revocation of the Additional Release attached hereto as Exhibit A (the “Additional Release”). The Company will make commercially reasonable efforts to provide you with any such CIC Severance Benefits as soon as practicable after the Release Effective Date (as defined in the Additional Release).
5.
Equity. Vesting of any equity awards you may have received from the Company have been accelerated such that you will be fully vested in any equity that you hold in the Company, as of the Separation Date. You will have until the earlier of either (i) the closing date of any Change in Control, or (ii) 180 days from the Separation Date, to exercise any vested equity. Your equity awards shall otherwise continue to be governed by the terms of the applicable grant notices, award agreements, and governing plan documents.
6.
Other Compensation or Benefits. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments are hereby extinguished (except for the benefits described in this Agreement). You further expressly acknowledge and agree that the Severance Benefits and/or the CIC Benefits, and other benefits provided herein, are in full and complete satisfaction of the Company’s obligations, if any, to pay you any severance benefits as contemplated in your Employment Agreement, or any other agreements, plans, or policies, and supersedes any such obligations. You also acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions, equity, or employee stock purchase plan.
7.
Expense Reimbursements. You agree that, within five (5) calendar days after the Consulting Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Consulting Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.
Return Of Company Property. On or within five (5) business days after the expiration or termination of your post-Separation Date consulting agreement with the Company (the “Consulting Separation Date”), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.
9.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” section below or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.
10.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.
Release of Claims; Insurance Coverage.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its past, present, or future affiliated, related, parent and subsidiary entities, and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii)

all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, all as amended. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, and changes to this Agreement, whether material or immaterial, do not restart the running of the forty-five (45) calendar day period); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”). You hereby further acknowledge that the Company has provided you with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)).

(d) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law (such as claims for unemployment benefits or workers compensation); and (iii) any claims for breach of this Agreement.

(e) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

(f) Continued Insurance Coverage. The Company agrees that you will continue to be covered under the Company’s directors and officers liability insurance policy during the Executive’s service as an officer and/or director, as applicable, and continuing through the term of the consultancy and any applicable tail coverage period.

12.
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

13.
Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
14.
Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement, attached hereto as Exhibit B, which is incorporated herein by reference, and agree to abide by those continuing obligations.
15.
Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Released Parties in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process, or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.
16.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected

Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
17.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
18.
Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Tempest Therapeutics, Inc.

By:/s/ Stephen R. Brady

Stephen R. Brady

President & Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Sam Whiting

Sam Whiting, M.D., Ph.D.

June 13, 2025

Date